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SCHEDULE 14A INFORMATION

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Anacomp, Inc.
Investor Call
First Quarter—Fiscal Year 2004
February 24, 2004

[Jeff Cramer]

Good Morning.

Thank you, Laurie. Well, good morning from California, and good afternoon for those of you east of here. I would like to welcome everyone to today's call. Present with me are Lin Fox, our CFO, and Paul Najar, our General Counsel.

Before we get started, I would like Paul to address some information relevant to this call.

[Paul Najar]

Thank you, Jeff. All statements made during our conference call that are not statements of historical fact constitute forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those contained in the forward-looking statements. Risk factors that could cause actual results to differ materially from those in the forward-looking statements are described in our Forms 10-K and 10-Q as well as our press releases.

I should also like to note that we will not be discussing on this call any matters directly relating to the pending proxy contest relating to the election of directors at the 2004 annual meeting of shareholders, to be held on February 26th. We have mailed our proxy materials and will be happy to talk with you individually about our Board's recommendation. And we ask you to hold your questions.

However, I do need to advise you that information regarding persons who may be deemed participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 annual meeting of shareholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A. Investors are urged to read Anacomp's proxy statement and other relevant documents filed with the SEC by Anacomp because they contain important information.

Investors are able to obtain the documents free of charge at the SEC's web site, www.sec.gov. In addition, documents filed with the SEC by Anacomp are available, free of charge, by contacting Anacomp, Inc. at 15378 Avenue of Science, San Diego, California 92128 and the telephone number is (858) 716-3400.

We have arranged to have this conference call recorded and replayed starting February 25th. The conference call replay number is 1-(800) 825-0570, Passcode 2404. It will replay until March 3, 2004.

Thank you, Jeff.

[Jeff Cramer]

OK, thanks, Paul. Let's get started, then. The Agenda for today's call is as follows:

  •
  I will begin by providing a review of our Fiscal Year 2004, First Quarter Operating Highlights;

  •
  Lin will follow with an overview with our financial results; and

  •
  Then an opportunity for Q&A.

Let me start with a review of our Multi-Vendor Services business. Our first quarter revenues of $9 million dollars were 10% ahead of our fiscal year 2003—Q1 results. During our fiscal year 2004 first quarter, we added 8 new OEM and value added resellers to our base of customers.

Each of these 8 customers selected Anacomp for its on-site services, and in addition, three also opted for our call center services. We are focusing our sales and marketing efforts around our recently introduced call center and repair services, and we are stressing the bundled services approach in all of our current sales opportunities.

We continue to receive positive customer response for these new services, so we are enthusiastic about the potential for growth in these areas as we move forward.

In our docHarbor business, our first quarter revenues of $5.8 million reflect growth of 21% over the first quarter of fiscal year 2003, and set another record quarter for this segment of our business. Supporting this growth was the addition of 13 new customers during the quarter, combined with growth from existing customers.

The first quarter docHarbor revenues associated with page counts, the core repetitive revenue element of our docHarbor business increased 14% over the first quarter of last year, and 6% over the fourth quarter. A number of one-time revenues associated with back file conversions and file extractions helped bolster our results in the quarter.

Our CD and COM Service segment revenues declined in the first quarter when compared to Q1 of fiscal year 2003, continuing customer trends toward Web-based and/or online viewing systems. Our ability to eliminate variable costs in many of our data centers has been maximized through the many cost reduction activities and down-sizings over the past two years.

Because we are unable to strip out additional costs in these centers, we are finding that revenue losses are dropping to the bottom line, nearly dollar for dollar.

As a result, we have formulated plans to significantly further reduce the number of remaining domestic data centers. During the balance of this fiscal year, it is our intention to close approximately 25 centers, and move the corresponding CD and COM production volumes to 7 or 8 mega-centers. At the same time, we will evaluate our ongoing worldwide operations and SG&A requirements necessary to support our revenues and make appropriate reductions.

As a result, we estimate that we will record restructuring charges of $8 million during the balance of this fiscal year. Pre-tax operating income improvements resulting from these actions are expected to be approximately $8 million on an annualized basis, once these steps are fully implemented.

At this time, I would like to turn the call over to Lin Fox to discuss our first-quarter financial results in more detail.

[Lin Fox]

Thank you, Jeff.

As Jeff just explained, we plan to close approximately 25 centers by the end of this fiscal year. Consequently, almost $5 million of the $8 million restructuring charge will be for exit costs from these properties. That's significant because most of the real estate charge is for rent obligations that are currently in our operating results and will most probably be paid out over the next several years, unless we can negotiate favorable lease pay out terms with the various owners.

Another point worth mentioning is that the annualized improvements to operating profitability will not be fully in place until the first quarter of fiscal year 2005. That is because even though we will have restructuring actions in the second and third quarters of this year, a significant portion of the restructuring program is planned for the fourth quarter to ensure that we achieve a very orderly transition of existing business to our mega-centers.

Now, in terms of our operating results, total consolidated revenues were $47.4 million in the first quarter, a decrease of 11%, or $5.6 million, from the first quarter a year ago. COM and CD/Digital declined by 19%, or $7.5, million over the same period, while our growth offerings, MVS and docHarbor Web Presentment together increased by $1.9 million, or 15%.

In the first quarter, we generated $15.1 million of gross margin, versus $17.4 million a year ago, and $14.9 million in the fourth quarter of last year. Our 31.8% gross margin return on revenue in the first quarter compares to 32.8% during the same quarter a year ago, and 30.7% in the fourth quarter of last year.

We were able to improve our first quarter gross margin return on revenue from the fourth quarter of last year, and it is identical to the 31.8% achieved overall in fiscal year 2003. The current restructuring that is underway will play a large role in preserving our overall gross margin percentage returns going forward.

In the first quarter we reported SG&A of $13.1 million. Because of its size, we chose to show as a separate operating statement line item the reversal of $481,000 for an environmental liability that no longer exists. Ordinarily, this would have been a reduction of SG&A, but again, because of its size, we reported it separately.

Nevertheless, using the $13.1 million, SG&A has been reduced by $900,000 from $14 million in the first quarter a year ago. When comparing this quarter's SG&A to the fourth quarter of last year of $12.3 million, there is a $800,000 increase.

To understand what is causing this, there are several operating factors to consider. As a self-insurer, towards the end of each fiscal year, we true up our estimates of fringe benefits, including medical costs, worker's compensation, payroll taxes and the like. In the fourth quarter of last year, we were able to reduce these estimated benefit costs by approximately $350,000. This did not repeat in the first quarter. Neither did the reduction of annual bonus computations in the fourth quarter of last year that resulted in $300,000 of reduced SG&A, as we got a clearer picture of our performance against plan for the year.

We also incurred $200,000 of SG&A in the first quarter for stock grants and $137,000 for professional fees associated with the proxy contest. We had neither of these two costs in the fourth quarter of last year.

Two-thirds of our overall SG&A cost is labor, and SG&A head counts are down from this time a year ago by almost 20%. As we complete the restructuring, further reductions are and will be made to our SG&A to size it for the overall business and profits it supports.

As we mentioned in our press release, we reported a net loss in the first quarter of $124,000. However, we had an operating income from continuing operations of $495,000, and pretax income of $310,000.

Our tax provision of $434,000 results mostly from our successful international operations. I might add that we have been working closely with our tax advisors to make sure that the tax position on our international operations is handled as efficiently as all relevant tax systems permit.

With regards to EBITDA, Anacomp reports its financial results in accordance with GAAP, and additionally on a non-GAAP basis, using EBITDA. EBITDA is not in accordance with, nor a substitute for, GAAP measures, and may not be consistent with the presentation used by other companies. Anacomp uses EBITDA as a measure to evaluate and manage the company's operations. Anacomp is providing this information to investors to allow for the performance of additional financial analysis, and because it is consistent with the financial models and estimates historically used by investors who follow the Company. This information is contained in our recent press release and can be located on our web site at www.anacomp.com.

In last week's earnings release, we again included a reconciliation from EBITDA to income from operations before taxes and gain on sale of discontinued operations. We've been doing this routinely each quarter.

EBITDA for the first quarter was $4 million. This is down from the $4.6 million of EBITDA we had in the fourth quarter of last year. This was mainly caused by the increase in SG&A I just explained a few minutes ago.

EBITDA in the first quarter of fiscal year 2003 was $5.1 million. At $4 million, this year's first quarter was $1.1 million lower than our performance a year ago. Most of this decline is from revenue, and consequently gross margin declines of $2.3 million, that were partially offset by SG&A reductions of $1.4 million, including lower depreciation and amortization.

At December 31st, 2003, our cash balance was $17.2 million. We also generated $585,000 of cash from operations in the quarter. Cash generated from operations was $663,000 in the comparable quarter a year ago. These quarters are similar because of the payment of year-end bonus plans, including employee profit sharing is in December.

In the first quarter, we spent $1.5 million for capital expenditures. In the same period last year, it was $800,000. In the fourth quarter of last year, it was $1 million. The increase in the first quarter was for further infrastructure improvements that will help us grow our newer service offerings to customers.

As we have said before, as our revolving credit balance becomes less of a factor, we are in a better position to make these investments necessary for our future growth. Our outstanding revolver credit balance was $4.8 million at the end of the first quarter. This represents a $1.1 million paydown, or a reduction of 19% from the fourth quarter balance of $5.9 million.

In summary, we are very close to having completely shed ourselves of senior secured debt, primarily through internally generated cash flow and an aggressive cash management program. As Jeff explained, we are also seeing the continued growth and success of our MVS and docHarbor Web Presentment businesses.

These facts, coupled with the successful execution of our restructuring plan this year, and our steadily improved cash position, now enable us to earmark funds for smart internal investments in our newer businesses. All of this greatly enhances our future prospects for earnings and growth.

And with that, I'll turn it back to Jeff.

[Jeff Cramer]

Thanks, Lin.

Thanks, Lin. Good update. All right, at this time, I would like to open the call to the Q&A session.

Laurie, if you would please poll the audience for questions.

Operator

[OPERATOR INSTRUCTIONS] Sir, I'm not showing any questions at this time.

Jeff Cramer - Anacomp, Inc. - President and CEO

OK, thank you, Laurie. Then, as there are no more questions, I would like to close the call and thank everyone for attending today's session. Have a good day.

Operator

And this does conclude today's conference. You may disconnect at this time.

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